LOAN AGREEMENT

THIS LOAN AGREEMENT is entered into effective as of September 16, 2021, by and between **HIDDEN OAKS MHP LLC**, a South Carolina limited liability company, and **GVEST HIDDEN OAKS HOMES, LLC**, a Delaware limited liability company (individually and collectively, "**Borrower**"), and **VANDERBILT MORTGAGE AND FINANCE, INC.**, a Tennessee corporation ("**Lender**").

RECITALS

A. Subject to the terms and provisions hereof, Lender has agreed to make available certain credit for the purposes set forth herein; and

B. Borrower and Lender desire to enter into this Agreement in order to set forth the terms, provisions and conditions governing the credit availability and the disbursement of the proceeds described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms shall have the meanings specified below:

"**Advance**" means any and all extensions of credit made pursuant to this Agreement, the Note, or any Loan Document, including any renewal, amendment, extension or modification thereof. The terms "**Advance**" and "**Loan**" (or the plural forms thereof) are used interchangeably in this Agreement.

"**Agreement**" means this Loan Agreement, including all exhibits hereto, as the same may be amended, modified or supplemented from time to time.

"**Affiliate**" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"**Assignment of Management Agreement**" means that certain Assignment of Management Agreement executed by Mobile Homes Rentals LLC, a North Carolina limited liability company, in favor of Lender of even date herewith, as the same may be amended, modified or supplemented from time to time.

"**Assignment of Ownership**" means that certain Assignment of Ownership Interests executed by the sole member of Borrower, Hidden Oaks MHP LLC, in favor of Lender of even date herewith, as the same may be amended, modified or supplemented from time to time.

"**Business Day**" means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee.

"**Closing Date**" means the date first above written, or on such other date as the parties elect.

"**Code**" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

"**Community**" means the manufactured housing community known as Hidden Oaks Manufactured Home Community located on the Premises owned and operated by Borrower at 101 Hidden Acres Lane, West Columbia, Lexington County, SC 29172, consisting of approximately 8.96 acres with 44 Pad Sites, and certain building improvements and related amenities, landscaping, roads, and infrastructure.

"**Community Rules**" means written rules and regulations that govern the conduct of tenants for and at the Community.

"**Conditions Precedent**" means those matters or events that must be completed or must occur or exist prior to Lender's being obligated to fund the Advance, including, but not limited to, those matters described in Article III hereof.

"**Debt**" means, with respect to any Person, all obligations of such Person, contingent or otherwise, which in accordance with sound and consistently applied accounting practices would be classified on a balance sheet of such Person as liabilities of such Person, but in any event including (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by such Person and subject to such mortgage, pledge or lien, whether or not the liability secured thereby shall have been assumed by such Person, (b) all indebtedness and other similar monetary obligations of such Person, (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others, (d) all obligations of such Person to indemnify another Person to the extent of the amount of indemnity, if any, which would be payable by such Person at the time of determination of Debt, and (e) all obligations of such Person under capital leases.

"**Debt Service**" has the meaning set forth in Section 5.19(b).

"**Debt Service Coverage Ratio**" has the meaning set forth in Section 5.19(b).

"**Default**" means the occurrence of any event which except for the passage of time or the delivery of notice with an opportunity to cure would be an Event of Default.

"**Default Rate**" means the maximum lawful rate of interest permitted by law. The term "**maximum lawful rate of interest**" as used herein means a rate of interest equal to the higher or greater of the following: (a) the "**applicable formula rate**" defined in Tennessee Code Annotated Section 47-14-102(2), or (b) such other rate of interest as may be charged under other applicable laws or regulations.

"**Environmental Claim**" has that meaning ascribed thereto in the Environmental Indemnity.

"**Environmental Indemnity**" means that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in favor of Lender of even date herewith, as the same may be amended, modified or supplemented from time to time.

"**Environmental Laws**" has that meaning ascribed thereto in the Environmental Indemnity.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

"Event of Default" means the occurrence of any event or condition specified in Article VII hereof.

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Governmental Requirements" means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.

"Gross Cash Flow" has the meaning set forth in Section 5.19(b).

"Guarantors" means, collectively, Raymond M. Gee and any other guarantor, surety, or accommodation party with respect to the Loan, and any heir or permitted successor or assign of the foregoing; individually, each is a **"Guarantor."**

"Guaranty" or **"Guaranties"** means, individually and collectively, any guaranty agreement, from a Guarantor to Lender, guarantying the payment and performance of the Note and Loan Documents, as the same may be amended, modified or supplemented from time to time.

"Hazardous Substances" has that meaning ascribed thereto in the Environmental Indemnity.

"Home Owner" means a Person other than Borrower who owns a Manufactured Home located or to be located in the Community.

"Indebtedness" means any and all amounts and liabilities of any nature owing or to be owing by Borrower to Lender from time to time, including, without limitation, the Loan, all fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of Borrower to Lender, whether now existing or hereafter incurred, liquidated or unliquidated, direct or contingent, joint or several, matured or unmatured, and whether in connection with this Agreement or otherwise, or in connection with loans, participation interests, drafts, notes, banker's acceptances, letters of credit, guarantees, or overdrafts of any of Borrower's checking, savings, or other accounts maintained with Lender.

"Leases" means, collectively, those "Leases" described in the Security Instrument and those "Leases" described in the Security Agreement.

"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale, work performed or material supplied upon the Premises, or trust receipt or a lease, consignment, or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting the Property, except for the Permitted Encumbrances set forth in the Security Instrument. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property that Borrower has acquired or holds subject to a conditional sale

agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

"**Loan**" shall have the meaning set forth in Section 2.1.

"**Loan Documents**" means, collectively, each document, paper or certificate executed, furnished or delivered in connection with this Agreement (whether before, on, or after the Closing Date), including, without limitation, this Agreement, the Note, the Security Documents, the Guaranties, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Ownership, and all other documents, certificates, reports, and instruments that this Agreement requires or that were executed or delivered (or both) at Lender's request, all as the same may be amended, modified or supplemented from time to time.

"**Loan to Value**" has the meaning set forth in Section 5.19(a).

"**Manufactured Home**" means a "manufactured home" as that term is defined in the Manufactured Housing Construction and Safety Standards Act of 1974 as amended (42 U.S.C. Chapter 70), and in 24 C.F.R Section 3280.2, and any related fixtures and personal property; collectively, "**Manufactured Homes**".

"**Material Adverse Effect**" or "**Material Adverse Change**" means any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, that causes a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower, (b) the ability of the Borrower or the Guarantor to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Lender under any of the Loan Documents or the first priority Lien in favor of Lender under any of the Loan Documents, or (d) the legality, validity or enforceability of any of the Loan Documents.

"**Maturity Date**" has that meaning ascribed thereto in the Note.

"**Net Income**" has the meaning set forth in Section 5.19(b).

"**Note**" means that certain $1,240,000.00 Promissory Note issued of even date herewith by Borrower to the order of Lender, as the same may be amended, modified or supplemented from time to time.

"**Obligations**" means the obligations and undertakings of Borrower to: (a) pay the Indebtedness; (b) pay the principal of and interest on the Note in accordance with the terms thereof, including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency reorganization or like proceeding relating to the Borrower whether or not claim for post-filing or post-petition interest is allowed in such proceeding, and to satisfy all other liabilities and obligations, reimbursement obligations, fees, expenses, indemnification, and reimbursement payments costs and expenses, including all fees and expenses of counsel to Lender, incurred pursuant to this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals extensions modifications or refinancings thereof; (c) repay to Lender all amounts advanced by Lender hereunder, under the Loan Documents or otherwise on behalf of Borrower, including, without limitation, advances for overdrafts, principal or interest payments to secured parties, mortgagees, or lienors, and for taxes, levies, insurance, rent, repairs to the Premises, or expenses related to actions to comply with Environmental Laws; (d) perform

all obligations, duties and covenants owing, arising or due from Borrower to Lender of any kind or nature, present or future, howsoever created, which arise under any Loan Document, whether direct or indirect, now existing or hereafter incurred; and (e) to reimburse Lender, on demand, for all of Lender's costs and expenses as further described herein.

"Pad Site" means a lot and all appurtenances thereto designated as a pad site on the Premises that is eligible to be leased to a Person under a Lease and "Pad Sites" means more than one Pad Site.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Permitted Encumbrances" has that meaning ascribed thereto in the Security Instrument.

"Permitted Liens" means the following:

(a) Liens on the Premises securing the Obligations;

(b) Liens for taxes not delinquent or that are being contested in good faith and by appropriate actions and for which adequate reserves in accordance with GAAP have been established on the books of Borrower; and

(c) Liens securing purchase money debt or Debt arising under capitalized leases, which are permitted hereunder; provided that in each case any such Lien attaches only to the specific item(s) of property or asset(s) acquired or financed with the proceeds of the corresponding Debt.

"Person" means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

"Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower and covered by Title IV of ERISA or to which Section 412 of the Code applies.

"Premises" means the real property and improvements known as the Community, all as further described as the "Mortgaged Property" in the Security Instrument.

"Principal Office" means the principal office of Lender located at 500 Alcoa Trail, Maryville, Tennessee 37804.

"Property" or **"Properties"** means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, and includes, without limitation, the Premises and Manufactured Homes.

"Rent Roll" has the meaning set forth in Section 4.20.

"Security Agreement" means that certain Security Agreement and Assignment of Rents and Leases executed by Borrower, Hidden Oaks Homes, LLC, in favor of Lender of even date herewith, as the same may be amended, modified or supplemented from time to time.

"Security Documents" means any and all security agreements, deeds of trust, mortgages, assignments of rents and leases, pledge agreements, or any other agreements, promises, covenants,

arrangements, understandings or other agreements, whether created by law, contract, or otherwise, creating, evidencing or providing security at any time for the Obligations, including, without limitation, the Security Instrument and the Security Agreement.

"**Security Instrument**" means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Borrower, Hidden Oaks MHP LLC, in favor of Lender of even date herewith, as the same may be amended, modified or supplemented from time to time, granting a lien to Lender upon the Property described therein.

"**Subsidiary**" means, at the time as of which any determination is being made, any corporation, company, partnership, or other entity of which more than fifty percent (50%) of the issued and outstanding voting securities is owned or controlled, directly or indirectly, by Borrower.

"**Title Policy**" means that certain loan policy of title insurance, issued on the date the Security Instrument is first recorded in the applicable real property records, by Stewart Title Guaranty Company (Commitment No. 21000140246), in the amount of the Note with Lender named as the insured thereunder, and insuring the first priority lien of the Security Instrument against the Premises, containing only exceptions which are approved by Lender and such endorsements as requested by Lender.

"**UCC**" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Property is governed by the Uniform Commercial Code in effect in another jurisdiction, then "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for this limited purpose of perfection.

Section 1.2 References. Where the context requires, the use of singular numbers or pronouns shall include the plural and vice versa, and the use of pronouns of any gender shall include any other gender.

ARTICLE II
THE LOAN

Section 2.1 Loan. Subject to the Conditions Precedent and pursuant to the terms of the Loan Documents, Lender agrees to extend credit to Borrower on the Closing Date in the principal amount of One Million Two Hundred Forty Thousand and No/100 Dollars ($1,240,000.00) (the "**Loan**"). The execution and delivery of this Agreement by the Borrower and the satisfaction of all Conditions Precedent shall be deemed to constitute the Borrower's request to borrow the Loan on the Closing Date. Interest shall accrue on the outstanding principal balance of the Loan as set forth in the Note. All terms and provisions of repayment shall be as set forth in the Note.

Section 2.2 Purpose of Loan. The proceeds of the Loan shall be used by Borrower for the purchase of the Premises and certain Manufactured Homes located thereon, and to pay fees and closing costs associated thereto. To the extent that Borrower requests that Lender fund any Advance to any party other than Borrower, such Advance shall be deemed made to Borrower, and Borrower shall be fully liable for repayment thereof in accordance with the terms of the Loan Documents. At Borrower's request, and in order to accommodate Borrower's tax considerations, Lender has agreed to specify within this Agreement that Borrower has allocated (or will allocate) on Borrower's records some amount of the Loan to the Premises purchased and some amount of the Loan to the Manufactured Homes purchased. Borrower has informed Lender that Borrower intends to allocate $1,085,000.00 of the Loan to the Manufactured Homes and the balance of the Loan to the Premises purchased. For avoidance of doubt, Lender is not agreeing to allocate, limit, split, or otherwise modify the Loan on Lender's records in any way or fashion and nothing

and nothing in this subsection shall limit Borrower's or any Guarantor's joint and several liability and obligations hereunder or under any Loan Document.

Section 2.3 Prepayments. Borrower may at any time and from time to time, prepay all or part of the outstanding principal balance of the Note, subject to the payment of certain prepayment premiums as described below (each a "**Prepayment Premium**"). Payments under this Section may be applied to the obligations of Borrower to Lender in the order and manner as the Lender in its discretion may determine.

(a) In the event Borrower prepays the Note at any time on or prior to the first annual anniversary of the date of the Note, Borrower shall, at the time of prepayment, pay to Lender an exit fee equal to 3.00% of the principal amount being prepaid on the Note.

(b) If the prepayment occurs after the first annual anniversary of the date of the Note but on or prior to the third annual anniversary of the date of the Note, Borrower shall, at the time of prepayment, pay to Lender an exit fee equal to 2.00% of the principal amount being prepaid on the Note.

(c) If the prepayment occurs after the third annual anniversary of the date of the Note but on or prior to the fifth annual anniversary of the date of the Note, Borrower shall, at the time of prepayment, pay to Lender an exit fee equal to 1.00% of the principal amount being prepaid on the Note.

Section 2.4 Payments to Principal Office; Debit Authority. The payments under the Note (including any prepayment and payment of interest) shall be made to Lender at its Principal Office for the account of Lender in United States dollars and in immediately available funds. Borrower hereby agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Lender may otherwise have, Lender shall be entitled, at its option, to offset balances held by Lender at any of its offices against any principal of or interest on the Obligations hereunder which is not paid when due by reason of a failure by Borrower to make any payment when due to Lender (regardless whether such balances are then due to Borrower), in which case Lender shall promptly notify Borrower, provided that its failure to give such notice shall not affect the validity thereof.

Section 2.5 Usury. Lender and Borrower intend to conform strictly to applicable usury laws as presently in effect. Accordingly, Borrower and Lender agree that, notwithstanding anything to the contrary herein or in any agreement executed in connection with or as security for this Agreement, the sum of all consideration that constitutes interest under applicable law which is contracted for, charged, or received in connection herewith shall under no circumstance, including without limitation any circumstance in which the Obligations have been accelerated or prepaid, exceed the maximum lawful rate of interest permitted by applicable law. Any excess interest shall be credited to the outstanding Obligations or, if the Obligations shall have been paid in full, refunded to Borrower, by the holder hereof.

Section 2.6 Limitation of Advance. The Loan shall not exceed the lesser of (a) $1,240,000.00; (b) eighty percent (80%) of the "as-is" appraised value of the Premises and any Manufactured Homes acquired by Borrower arising from Borrower's purchase of the Premises; or (c) eighty percent (80%) of the purchase price of the Premises and any Manufactured Homes acquired by Borrower arising from Borrower's purchase of the Premises.

Section 2.7 Security Interest in Manufactured Homes.

(a) Until the Obligations are paid in full and all other obligations of Borrower to be performed under the Loan Documents shall have been paid and/or performed, Borrower shall grant

to Lender a security interest in those Manufactured Homes set forth on Schedule 4.21 and such other collateral security as set forth in the Security Agreement.

(b) Borrower shall have the right to sell any of its Manufactured Homes and Lender shall release its security interest in such Manufactured Homes, under the following conditions:

(i) there shall be no Event of Default currently existing under this Agreement;

(ii) immediately upon the sale of such Manufactured Home, Borrower shall have paid to the Lender an amount equal to $12,000.00, which such amounts shall be applied as a prepayment of the Loan, provided, however that no Prepayment Premium shall be applied to any such prepayment of the Loan made under this Section 2.7(b)(ii).

(c) Lender will execute and deliver to Borrower all documents and filings reasonably required by Borrower to release Lender's security interest in the Manufactured Home and the original certificate of title for the Home held by Lender. Borrower agrees to pay all reasonable fees and expenses of Lender incurred in connection therewith including reasonable outside attorneys' fees.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Advance. The obligation of Lender to make the Advance to Borrower is subject to the Conditions Precedent that Lender shall have received all of the following, in form and substance satisfactory to Lender and its legal counsel in their sole discretion:

(a) Closing Statement. A fully executed copy of a detailed closing statement in a form and substance acceptable to Lender, which includes a complete description of Borrower's sources and uses of funds on the Closing Date;

(b) Executed Loan Documents. The original counterparts of all Loan Documents fully executed by the applicable parties;

(c) Resolutions/Consents. A copy of the resolutions or written consents of Borrower, approving the Loan and Borrower's purchase of the Premises and Manufactured Homes, and authorizing the execution and delivery of the Loan Documents;

(d) Organizational Documents. A copy of the articles of organization and operating agreement, with all amendments thereto, of Borrower, certified to Lender;

(e) Certificate of Existence. Certified certificates of existence and good standing and authority for Borrower, from each applicable state of jurisdiction;

(f) Existence, Governance, and Authority. Those items, documents, and certificates set forth in subsections (c) through (e) above for each entity that is an owner of Borrower, and each entity manager of Borrower or Borrower's Property;

(g) UCC, Bankruptcy, Litigation, Judgment, Tax and Liens Search. Such UCC, bankruptcy, litigation, judgment, tax, and Lien searches on Borrower and Borrower's Property, as Lender requires;

(h) Financial Statements; Tax Returns. Financial statements and most recent tax returns of Borrower and Guarantor in form and substance acceptable to Lender and verification of liquidity for each Guarantor;

(i) Certified Rent Roll. The Rent Roll (as defined herein);

(j) Reserved;

(k) Copies of Purchase Documents. If requested by Lender, copies of all fully executed documents, with all statements, schedules, and exhibits, and all amendments thereto, providing Borrower the rights to acquire the Premises and Property and vesting in Borrower legal ownership in the same, including all deeds, bills of sale, and assignments;

(l) Management Agreement. Copies of all fully executed management agreements related to the Premises, the Community, or the operation and management of Borrowers' business on the Premises, with all statements, schedules, and exhibits, and all amendments thereto, along with an Assignment of Management Agreement to Lender duly executed by the applicable parties;

(m) Opinion of Counsel. An opinion of counsel for Borrower and each entity that is an owner of Borrower (which counsel must be satisfactory to the Lender) with respect to such legal matters relating hereto as the Lender may request;

(n) Title Insurance. The Title Policy (or a binding commitment from the title insurer to issue the same) with respect to the Premises dated as of the Closing Date and in the form and manner required hereunder, and evidence that all premiums, fees and expenses in respect thereof have been paid;

(o) Flood Certification. A flood certification report covering the Premises;

(p) Survey. A copy of a current ALTA Land Title Survey with the current "minimum standard detail" and such additional "Table A" requirements as Lender may reasonably request all certified to Lender and the title insurance insurer;

(q) Appraisal. A current appraisal of the Premises, along with a review of such appraisal;

(r) Environmental Report. A copy of a Phase 1 Environmental Report in respect of the Premises that is reasonably satisfactory to Lender, together with a reliance letter confirming that Lender may rely fully on the contents thereof;

(s) Property Condition Report. A copy of a property condition report of the Premises;

(t) Additional Reports. A copy of any environmental, soil, traffic, feasibility, or like reports or studies obtained by Borrower or on Borrower's behalf in connection with the Premises;

(u) Pad Lease; Home Lease. The form of Lease to be used for all future leases of Pad Sites upon the Premises as approved by Lender; the form of Lease to be used for all future leases of Manufactured Homes upon the Premises as approved by Lender;

(v) Master Lease. A master lease between Borrower related to the Manufactured Homes located or to be located upon the Premises;

(w) Guidelines. The application, screening, underwriting, credit, and/or review criteria determined by Borrower in the exercise of Borrower's prudent business judgment to qualify tenants and/or Home Owners to enter into a Lease, all as approved by Lender;

(x) Community Rules. The form Community Rules to be used for all tenants of Pad Sites upon the Premises as reasonably approved by Lender;

(y) Evidence of Insurance and/or Bond. Satisfactory evidence of all insurance required under Section 5.8 hereof;

(z) Loan Fee. A loan fee equal to $12,400.00;

(aa) Costs and Expenses. Satisfactory evidence that all costs and expenses required under Section 5.15 hereof have been paid in full;

(bb) Additional Funds. Satisfactory evidence that all additional funds required to purchase the Premises shall have been provided (or will be provided) by Borrower at Closing;

(cc) Releases. Such payoffs, releases, termination statements, and subordination, nondisturbance and attornment agreements required by Lender to assure its priority interest in Borrower's Property and the Premises; and

(dd) Other. Such other approvals, opinions, documents or instruments as the Lender may reasonably request, including, without limitation, any document requested or required by Lender or Lender's counsel on any pre-Closing checklists, certificates, or questionnaires.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

As an inducement to Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Lender that as of the date of the execution of this Agreement:

Section 4.1 Existence and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 4.2 Power and Authorization. Borrower has the requisite power and authority to own its Property and to transact the business in which Borrower is now engaged, or proposes to be engaged in, and is duly authorized and empowered to execute and deliver, and to perform and observe the terms and provisions of, this Agreement and the other Loan Documents executed, or to be executed by Borrower, and to carry out the transactions contemplated hereby and thereby. All action on Borrower's part required to be taken for the due execution, delivery and performance of this Agreement and the other Loan Documents has been duly and effectively taken.

Section 4.3 Validity of Loan. This Agreement constitutes, and each of the other Loan Documents when executed, acknowledged and delivered, as appropriate, will constitute the legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Section 4.4 Title to Property; Priority. Borrower has good and marketable title to the Premises and Borrower's Properties, as applicable. With the exception of Permitted Liens and the Permitted

Encumbrances, Borrower is the owner of its Properties, including without limitation the Premises, as applicable, free and clear from any lien, security interest, or encumbrance.

Section 4.5 No Default, Legal Bar or Resultant Lien. The execution, delivery and performance by Borrower of this Agreement, the other Loan Documents, and the consummation of the transactions contemplated herein and therein, does not and will not: (a) contravene any provisions of its articles of organization or operating agreement; (b) cause Borrower to be in default under or violate any provision of any law, ordinance, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having application to Borrower or to any of its Properties; (c) result in any breach of, or constitute any default under any agreement, contract, lease or instrument to which Borrower is a party or by which Borrower or any of its Properties may be bound or affected; or (d) result in, or require, the creation or imposition of any lien upon or with respect to any of the Property now owned or hereafter acquired by Borrower other than those liens contemplated by the Loan Documents.

Section 4.6 No Consent. With respect to the execution, delivery and performance of this Agreement and the other Loan Documents, Borrower does not and will not require any registration with, consent or approval of, notice to, or action by, any other Person.

Section 4.7 Financial Statements. The financial statements for Borrower delivered to Lender in connection herewith are true, complete and correct in all material respects, and fairly and accurately reflect the assets, liabilities, financial condition and the results of the operations of Borrower as of and for the periods set forth therein, and have been prepared in accordance with GAAP consistently applied. There have been no Material Adverse Changes since the date of the most recent financial statements of Borrower delivered to Lender.

Section 4.8 No Judgments/Litigation. There are no outstanding or unpaid judgments against Borrower. There are no legal, judicial, regulatory, administrative, or arbitration proceedings, investigations, or other claims, actions, suits or proceedings of any nature pending, or, to Borrower's knowledge and not disclosed in writing to Lender, threatened against or affecting Borrower, and no event has occurred or condition exists, which with the giving of notice, or the passage of time, or both, could give rise to any such claims, actions, suits or proceedings, except claims, actions, suits or proceedings that are fully covered by insurance, or which, if adversely determined, would not have any Material Adverse Effect.

Section 4.9 Compliance with Laws. Borrower is in compliance in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority affecting Borrower or Borrower's Properties, including without limitation all Environmental Laws.

Section 4.10 Environmental Matters. The Borrower (a) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has not become subject to any Environmental Claim, (c) has not received notice of any claim with respect to any Environmental Claim, or (d) knows of no basis for any Environmental Claim.

Section 4.11 ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA. Borrower has not incurred any material "accumulated funding deficiency" within the meaning of ERISA, and has not incurred any material liability to PBGC in connection with any Plan.

Section 4.12 Condition of Premises. On the Closing Date, Borrower's Property has not been damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

Section 4.13 Tax Returns/Taxes. All federal, state and local tax returns of Borrower required to be filed have been filed, and all federal, state and local taxes, assessments, fees or other governmental charges imposed upon Borrower, which are due and payable, have been paid, except where Borrower promptly and diligently contests in good faith by appropriate proceedings and Borrower has established adequate reserves therefore in accordance with GAAP.

Section 4.14 Broker's or Finder's Fee. No broker's or finder's fee or commission is or will be payable in connection with this Agreement, the transactions contemplated hereby, or the transactions consummated with the Advances of the Loan. Borrower hereby agrees to save harmless and indemnify Lender from and against any claims, demands, actions, suits, proceedings, or liabilities, including Lender's reasonable and actual attorneys' fees and costs of suit, arising out of or in connection with any such fee or commission.

Section 4.15 Insurance. All insurance required hereunder or within any Loan Document is currently in force and paid up.

Section 4.16 Continuing Representations and Warranties. All representations and warranties made by Borrower in this Agreement shall survive the making of the Advance contemplated hereby and the closing, execution, and delivery of this Agreement and the Loan Documents.

Section 4.17 Disclosure. The Borrower has disclosed to the Lender all material agreements, instruments, and partnership or other restrictions to which the Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or the Guarantor to the Lender in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.18 Community.

(a) The Community is located on the Premises and is lawfully owned and operated by Borrower.

(b) Construction of the Community is complete.

(c) The Community and the use of the Premises comply with all Governmental Requirements applicable to Manufactured Homes and ownership and management of manufactured home communities, including but not limited to any statutes, rules and regulations pertaining to the construction, installation and maintenance of Manufactured Homes and manufactured home communities, including, but not limited to, Manufactured Home Park Tenancy Act, S.C. CODE ANN. § 27-47-10, et seq. (2020), laws concerning licensing of mobile homes, S.C. CODE ANN. § 31-17-310, et seq. (2020), laws concerning protection of title to and interests in manufactured homes, S.C. CODE ANN. § 56-19-210, 265, and 500, et seq. (2020), and rules and regulations promulgated by the South Carolina Manufactured Housing Board as authorized pursuant to S.C. CODE ANN. § 40-29-5 – 380 (2020), including, but not limited to S.C. CODE ANN. REGS. 79-1 – 44 (2020), equal opportunity, anti-discrimination, fair housing, environmental protection, zoning, density and land use ("legal, non-conforming" status with respect to uses or structures will be considered to comply with zoning and land use requirements for the purposes of this representation).

(d) All public and private utilities on the Premises comply with all Governmental Requirements, including, but not limited to local conditions and code requirements.

(e) There is no evidence of any illegal activities at the Community.

(f) Borrower has complied with and is in compliance with all Governmental Requirements applicable to the development, ownership and operation of the Community.

(g) [Reserved]

(h) The Community consists of approximately the number Pad Sites as set forth in the definition of Community.

(i) The percentage of Manufactured Homes owned by Affiliates of Borrower that are located on the Premises and that are rented by or available for rental by tenants does not exceed twenty-five percent (25%) of the total number of Manufactured Homes located on the Premises.

(j) All Manufactured Homes in the Community conform to the requirements of the federal Manufactured Home Construction And Safety Standards of 1974 (42 U.S.C. chap. 70; 24 C.F.R. Part 3280).

(k) The Community has established and has full access to all public utility services necessary for the operation of the Community and such utility services are available through public or private easements or rights of way at the boundaries of the Premises, including water, electricity, telephone facilities, and sewage.

(l) No portion of the Premises is located in an area identified by the Federal Emergency Management Agency (or any successor thereto) as a "Special Flood Hazard Area".

Section 4.19 Community Operation.

(a) Borrower does not engage in the retail sale or financing of Manufactured Homes.

(b) Neither Borrower rents Pad Sites or Manufactured Homes under Leases providing that upon payment of the stipulated rent or a nominal charge, Borrower shall convey title to the Pad Site to the lessee.

(c) Borrower has adopted and implemented Community Rules that are appropriate and enforceable and maintain the viability and physical condition of the Community, a copy of which has been delivered to Lender.

(d) There are no other agreements between Borrower and any Home Owner other than the Leases and the Community Rules.

(e) Borrower has complied with all Governmental Requirements applicable to (1) each Home Owner's application to rent a Pad Site, (2) the advertising, soliciting, leasing and making of each Lease, (3) the development, ownership and operation of the Community, including but not limited to the Federal Trade Commission Act and all rules and regulations promulgated thereunder; 24 C.F.R. Part 201 concerning manufactured home location standards; the Equal Credit Opportunity Act and all rules and regulations promulgated thereunder; the Fair Credit Reporting Act and all rules and regulations promulgated thereunder; the Fair Housing Act and all rules and

regulations promulgated thereunder; the Real Estate Settlement Procedures Act, and all other applicable Federal, state, and local laws, regulations, rules, and ordinances, as any of the foregoing from time to time may be amended.

Section 4.20 Leases.

(a) The rent roll attached hereto as Schedule 4.20 (the **"Rent Roll"**) is true, complete and correct as of the date thereof, and the Premises is not subject to any Leases other than the Leases described in the Rent Roll. Borrower is the owner and lessor of landlord's interest in the Leases. No Person has any possessory interest in the Premises or right to occupy the same except under and pursuant to the provisions of a Lease. The Leases identified on the Rent Roll are in full force and effect and there are no defaults thereunder by either party, and, to the knowledge of Borrower, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The forms of the Leases delivered to Lender are true and correct copies of the Lease forms used by Borrower, and there are no oral agreements with respect thereto. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. The tenants under the Leases evidenced by the Rent Roll have accepted possession of and are in occupancy of all of their respective Pad Site and have commenced the payment of full, unabated rent under the Leases. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the rents received therein which is still in effect. To Borrower's knowledge, no tenant listed on the Rent Roll has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease.

(b) All Leases for Pad Sites by Home Owners are on forms that are customary for similar manufactured home communities in the same geographical location, and contain terms that: (i) are for initial terms of at 12 months and not more than 2 years (unless otherwise approved in writing by Lender), (ii) list Borrower as the landlord and owner therein, (iii) subordinate the Lease of the Pad Site to the mortgage lien of Lender, and (iv) require payment of rents and other amounts payable by Home Owners be payable to Borrower.

(c) All Leases for Pad Sites by Home Owners include a provision requiring that tenants comply with all laws, rules and regulations applicable to manufactured homes and manufactured home communities, including any laws, rules and regulations promulgated by the U.S. Department of Housing and Urban Development and the Community Rules.

(d) All Leases for Pad Sites by Home Owners are bona fide leases made to Home Owners that are required to locate a Manufactured Home thereon.

(e) All Leases for Pad Sites entered into following the Closing Date require Home Owners to maintain property damage insurance to ensure the Manufactured Homes are protected from loss or damage from fire and other hazards.

Section 4.21 Affiliate-Owned Manufactured Homes. The Manufactured Homes listed and described on Schedule 4.21 attached hereto are owned by Borrower, Hidden Oaks Homes, LLC.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees with Lender that:

Section 5.1 Financial Statements.

(a) As soon as available, and in any event within ninety (90) days after the close of Borrower's fiscal year, Borrower shall furnish Lender with (i) company prepared unaudited financial statements of Borrower, setting forth the balance sheet and the statement of income and cash flow of Borrower for such year, in each case in comparative form to the figures for the previous fiscal year all in reasonable detail and prepared in accordance with sound and consistently applied accounting principles and certified as true and correct in all material respects by the manager of Borrower, all as acceptable to Lender in form and substance, and (ii) a current rent roll and operating statement for the Premises and Community, all in reasonable detail and certified as true and correct in all material respects by the manager of Borrower, all as acceptable to Lender in form and substance. As soon as available, and in any event within thirty (30) days of when such were due to be filed (or within thirty (30) days after the last date of any extension period, if applicable), Borrower shall furnish Lender with a copy of all tax returns (including all schedules and statements) of Borrower. Borrower shall also furnish to Lender such additional financial information as may be reasonably requested by Lender from time to time.

(b) As soon as available, and in any event within ninety (90) days after the close of each calendar year, Borrower shall cause to be furnished to Lender personal financial statements and contingent debt schedules of each Guarantor in each case in comparative form to the figures for the previous year all in reasonable detail and prepared in accordance with sound and consistently applied accounting principles, all as acceptable to Lender in form and substance. As soon as available, and in any event within thirty (30) days of when such were due to be filed (or within thirty (30) days after the last date of any extension period, if applicable), Borrower shall cause to be furnished to Lender copies of all tax returns (including all schedules and statements) of each Guarantor. Borrower shall also cause to be furnished to Lender such additional financial information of each Guarantor as may be reasonably requested by Lender from time to time.

(c) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, Borrower shall furnish Lender the following: (i) company prepared unaudited financial statements of Borrower, setting forth the balance sheet and the statement of income and cash flow of Borrower for such calendar quarter, in each case in comparative form to the figures for the previous calendar quarter all in reasonable detail and prepared in accordance with sound and consistently applied accounting principles and certified as true and correct in all material respects by the manager of Borrower, all as acceptable to Lender in form and substance; (ii) a rent roll and delinquency report of all Leases of the Premises, and such other information as Lender may reasonably require all certified as true and correct in all material respects by the manager of Borrower, all as reasonably acceptable to Lender in form and substance; and (iii) all Borrower's account statements for the prior calendar quarter for all Borrower's operating deposit accounts from which Borrower manages all revenue and expenses of Borrower's business.

(d) On the same date as delivery of the reports in subsection (c) for the period ending December 31st, a compliance certificate from the manager of Borrower (i) containing all information and calculations necessary for determining compliance by Borrower with the financial covenants in Section 5.19 of this Agreement which require compliance as of the end of each calendar year, (ii) containing Borrower's calculation of such financial covenant, and (iii) stating that Borrower has not obtained any knowledge of any Event of Default or any event that, upon notice or lapse of time or both, would constitute an Event of Default.

Section 5.2 Notice. Borrower will promptly give Lender written notice of the occurrence of any of the following, which notice shall be accompanied by a written statement of an officer of Borrower

setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto:

(a) the occurrence of a Default or Event of Default hereunder;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Change;

(c) the occurrence of any "reportable event" or "prohibited transaction" or the imposition of a "withdrawal liability" within the meaning of ERISA;

(d) the occurrence of any event or any other development by which the Borrower (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Claim, (iii) receives notice of any claim with respect to any Environmental Claim, or (iv) becomes aware of any basis for any Environmental Claim and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(e) the receipt by Borrower of any notice, written or oral, from any laborer, contractor or materialman to the effect that any laborer, contractor or materialman has not been paid when due for any labor or materials furnished upon the Premises; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Section 5.3 Existence. Borrower shall do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its existence, material rights, licenses, permits and franchises and conduct and operate its business in substantially the manner in which it is presently conducted and operated (subject to changes in the ordinary course).

Section 5.4 Books and Records. Borrower will at all times keep and maintain complete and accurate books and records of its operations in connection with the Premises. Borrower's books and records shall at all times be maintained at the address for Borrower set forth in this Agreement. Upon not less than three (3) days advanced written notice to Borrower (or twenty-four (24) hours advanced written notice to Borrower upon the occurrence and continuance of an Event of Default), Lender, or any of its agents, employees, or representatives, shall have the right to visit Borrower's place or places of business, at intervals determined by Lender, and, without hindrance or delay, to inspect, audit, check, and make extracts from the books, records, journals, orders, receipts, correspondence, and other data relating to Borrower's operations. Lender shall have the right to discuss such matters with Borrower's officers and accountants at all times.

Section 5.5 Compliance. Borrower will comply in all material respects with all laws, ordinances, rules, regulations, judgments, orders, injunctions, writs and decrees of any Governmental Authority, or any court or similar entity established by any of them, to which Borrower, or any of Borrower's Property, the Premises, or any other Property described in the Loan Documents is subject (including without limitation all Environmental Laws). In addition, Borrower shall promptly obtain and maintain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder, the Loan Documents, or to carry

on its business in the ordinary course. Notwithstanding the foregoing, as soon as possible, but in no event later than five (5) business days after the Closing Date, Borrower shall (i) file with the appropriate state and/or local agency completed and executed applications for the assignment, conveyance, and/or new issuance of any and all licenses and permits required of Borrower to operate the Community on the Premises (**"Applications"**), (ii) pay the required filing fee, and (iii) provide Lender evidence of the foregoing items (i) – (ii). The Applications shall list the Borrower as the licensee or permit holder thereunder. Lender must receive a copy of all current and valid permits and licenses, within sixty (60) days from the Closing Date.

Section 5.6 ERISA Information and Compliance. Except to the extent that a failure to do so will not result in a Material Adverse Change, Borrower will comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which Borrower is a party or is otherwise subject.

Section 5.7 Intervening Liens and Encumbrances. Borrower shall satisfy and pay all claims for labor or materials, rents, and other obligations that, if unpaid, will or might become a lien against Borrower's Property, except where Borrower promptly and diligently contests in good faith by appropriate proceedings and Borrower has established adequate reserves therefor. In the event any such liability or obligation is contested by Borrower in good faith, then upon Lender's request, Borrower shall establish reserves with Lender.

Section 5.8 Insurance. Borrower will obtain and maintain, in amount, form and substance, and with insurers satisfactory to Lender, and shall provide to Lender annual evidence of, the following insurance:

(a) Fire and Extended Coverage. Fire, hazard and extended coverage, all-risks insurance protecting against, but not limited to, fire, theft, malicious mischief, vandalism, and such other hazards as Lender may require Borrower to carry for the Premises and Borrower's Property for the full insurable value thereof on a replacement cost claim recovery basis, containing standard non-contributing mortgagee loss payable clauses and subrogation clauses, and an agreement to notify Lender in writing at least thirty (30) days prior to any cancellation or amendment of any such policy. Copies of such policy, together with appropriate endorsements thereto, and evidence of the payment of the premiums thereon, shall be promptly delivered to Lender upon request. Said insurance shall be carried in full force and effect for the duration of the Loan.

(b) Public Liability. Comprehensive public liability insurance on an "occurrence basis" insuring Borrower and Lender against claims for personal injury, including, without limitation, bodily injury, death or property damage, occurring on, in or about the Premises, and the adjoining streets, sidewalls and passageways in an amount of not less than $2,000,000.00 per occurrence, naming Lender as an additional insured, and containing an agreement to notify Lender in writing at least thirty (30) days prior to any cancellation or amendment of such policy. Copies of such policy, together with appropriate endorsements thereto, and evidence of the payment of the premiums thereon, shall be promptly delivered to Lender upon request. Said insurance shall be carried in full force and effect for the duration of the Loan.

(c) Worker's Compensation. Worker's compensation insurance covering Borrower, as required by applicable law, which shall contain an agreement to notify Lender in writing at least thirty (30) days prior to any cancellation or amendment of such policy. Copies of such policy, together with appropriate endorsements thereto, and evidence of the payment of the premiums thereon, shall be promptly delivered to Lender upon request. Said insurance shall be carried in full force and effect for the duration of the Loan.

(d) Flood. If any of the Premises is located in an area designated as having special flood hazards, flood insurance insuring the Premises and the Manufactured Homes, which shall contain an agreement to notify Lender in writing at least thirty (30) days prior to any cancellation or amendment of such policy. Copies of such policy, together with appropriate endorsements thereto, and evidence of the payment of the premiums thereon, shall be promptly delivered to Lender upon request. Said insurance shall be carried in full force and effect for the duration of the Loan.

(e) Business Interruption/Loss of Rents Insurance. Business interruption or loss of rents insurance covering Borrower and Borrower's Property for a term of at least six (6) months which shall contain an agreement to notify Lender in writing at least thirty (30) days prior to any cancellation or amendment of such policy. Copies of such policy, together with appropriate endorsements thereto, and evidence of the payment of the premiums thereon, shall be promptly delivered to Lender upon request. Said insurance shall be carried in full force and effect for the duration of the Loan.

(f) Additional Insurance. Such other insurance, in such amounts and for such terms, as may from time to time be reasonably required by Lender insuring against such other casualties or losses which at the time are commonly insured against by those in Borrower's business or in the case of premises similarly situated, due regard being given to Borrower's Property, the height and type of the improvements thereon, and the construction, location, use and occupancy thereof.

Section 5.9 Collection of Insurance Proceeds. In the event of loss pertaining to the Premises ("**Loss**"), Borrower shall give immediate written notice to the insurance carrier and Lender. All insurance proceeds shall be paid to Lender and shall be placed in a separate trust account with Lender to be disbursed in accordance with this Agreement. In the event that any insurance company fails to disburse directly and solely to Lender, but disburses instead either solely to Borrower or to Borrower and Lender jointly, Borrower agrees to immediately endorse and transfer such proceeds to Lender. Upon failure of Borrower to endorse and transfer such proceeds to Lender, Lender may execute such endorsements or transfers for and in the name of Borrower and Borrower hereby irrevocably appoints Lender as Borrower's agent and attorney-in-fact so to do. Provided that no Default or Event of Default has occurred hereunder or but for the passage of time or the giving of notice, or both, would have occurred and is continuing, (i) Borrower may adjust, compromise and settle any claim hereunder subject to obtaining the prior written consent of Lender and (ii) after deducting from said insurance proceeds any expenses incurred in collecting or handling the proceeds and paying same to Lender, Borrower may, at Borrower's option, direct the net proceeds to be applied either (1) as a credit on the principal of the Note, whether then matured or to mature in the future, or (2) to the repair or restoration of the Premises if Borrower complies with the conditions provided in this Section. Until disbursed to pay for the cost of repairing or restoring the Premises, Lender shall have a security interest in the insurance proceeds and other funds at any time held by it pursuant to this Section.

If Borrower elects to direct the net proceeds to be applied to the repair or restoration of the Premises, Lender shall make the insurance proceeds available to Borrower to pay all or a portion of the costs of repairing or restoring the Premises to as nearly as practicable the condition of the Premises immediately preceding the Loss, provided that such funds shall be made available to Borrower only on compliance with the following conditions: (i) within forty-five (45) days of a Loss, Borrower shall notify Lender of Borrower's intention to use the insurance proceeds to repair or restore the Premises to as nearly as practicable their condition immediately prior to the Loss; (ii) Lender shall have determined, in its reasonable judgment, that sufficient funds (including the insurance proceeds) are available or committed on terms satisfactory to Lender to complete and pay for the restoration and repair of the Premises in accordance with all then applicable building code requirements; (iii) funds available to Borrower shall be dedicated and sufficient to pay during the period required to restore or repair the Premises the required payments of principal of and interest on

the Note and all unabated operating expenses of the Premises; and (iv) the Contractor shall be approved by Lender and the contract between Borrower and the Contractor shall be submitted to, and approved by Lender. Any funds required in addition to the insurance proceeds to complete and pay for the cost of restoring the Premises shall be the first funds applied to pay such costs; thereafter, as such restoration or repair progresses, Lender will make periodic payments from the insurance proceeds to Borrower in accordance with the general procedures of Lender applicable to the disbursement of construction loans, to include, in Lender's sole discretion, the use of a third-party construction inspector at Borrower's expense to certify the progress of construction. If no election is made by Borrower within sixty (60) days of the Loss, Lender may apply the insurance proceeds as a credit on the Note or any portion thereof, whether then matured or to mature in the future.

Section 5.10 Right to Effect Insurance. In case of Borrower's failure to keep the Premises so insured, Lender or its assigns, may, at its option (but shall not be required to) effect such insurance at Borrower's expense.

Section 5.11 Indemnification.

(a) Borrower shall indemnify Lender, its successors and assigns, any Person who may acquire any participation or other interest in any Obligation, and every director, officer, employee and affiliate of any thereof (individually, an "**Indemnitee**") with respect to, and hold each Indemnitee harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto but excluding under this Section income tax liabilities) which may be imposed on, incurred by, or asserted against such Indemnitee, in any way relating to or arising out of the Loan or the Loan Documents ("**Indemnification Liabilities**"); provided that no Indemnitee shall have the right to be indemnified hereunder for its own willful misconduct or gross negligence. Borrower shall reimburse each Indemnitee on demand from time to time for all Indemnification Liabilities incurred by such Indemnitee. Each Indemnitee will promptly notify Borrower of the commencement of any proceeding involving it in respect of which indemnification may be sought pursuant to this Section. Borrower shall not be liable for the cost of any settlement entered into without its consent (which consent shall not be unreasonably withheld). Provided that no Event of Default occurs hereunder, Borrower shall have the right at its expense to select counsel to defend the Indemnification Liabilities. If an Event of Default occurs or has occurred, then Lender in its discretion may employ such counsel at Borrower's expense. The obligations of Borrower under this Section shall terminate upon the repayment of the loans and termination of this Agreement.

(b) Except as a result of Lender's gross negligence occurring while Lender is in actual possession of the Premises, Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, costs, expenses (including reasonable and actual attorneys' fees), and claims of any and every kind whatsoever paid or incurred by, or asserted against, Lender with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from the Premises of any Hazardous Substances, regardless of whether or not caused by or within the control of Borrower. The foregoing provision shall survive the term of this Agreement and the repayment of the Loan, and shall continue in full force and effect so long as the possibility of such liabilities, claims, or losses exists.

Section 5.12 Further Assurances. Upon request of Lender, Borrower shall promptly execute and deliver to Lender all such other and further documents, agreements and instruments, and shall do all such other acts or things in compliance with or accomplishment of the terms, provisions, covenants or agreements of Borrower in this Agreement or the other Loan Documents, or to further evidence, secure or more fully describe any collateral intended as security for the Note, or to correct any omissions in this Agreement or in the other Loan Documents, or to more fully state the obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 5.13 Right of Inspection. Once per calendar year, and at the expense of Borrower to be added to the Obligations, Borrower shall permit Lender (by its officers, employees and agents) during normal business hours (i.e. 9:00am to 6:00pm local time) and with twenty-four (24) hours prior notice, whether written or oral, to Borrower, to inspect Borrower's Property, the Premises, and all records related to the foregoing (and to make extracts or copies from such records), and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the same. Upon or after the occurrence of an Event of Default, and at the expense of Borrower to be added to the Obligations, Lender may at any time and from time to time inspect Borrower's books, financial records, Property, the Premises, and all records related to the foregoing (and to make extracts or copies from such records), and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the same, and employ and maintain on Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Lender's interests.

Section 5.14 Taxes. Borrower shall pay and discharge promptly all taxes and governmental charges, levies, and assessments affecting Borrower or its Properties and provide annual evidence thereof to Lender, except where such taxes and charges are promptly and diligently contested in good faith by Borrower by appropriate proceedings, and where Borrower has established adequate reserves therefor in accordance with GAAP.

Section 5.15 Costs and Expenses. Borrower will pay all reasonable costs and expenses in connection with, and pertaining to, the closing of this Agreement, and all reasonable costs and expenses in connection with the preparation, execution, recording, filing, disbursement, transfer, administration, modification, collection and enforcement of this Agreement and the other Loan Documents, including, but not limited to, legal fees, accounting fees, engineer's fees, advances, recording expenses, transfer taxes, other filing and recording fees and taxes, surveys, policies of title insurance and other insurance, examination of title and lien searches, appraisals, expenses of foreclosure, and other similar items. In the event of any action at law or suit in equity in connection with this Agreement or the other Loan Documents, or any Default or Event of Default by Borrower under this Agreement or the other Loan Documents, or Lender retains legal counsel in connection with this Agreement or the other Loan Documents, Borrower, in addition to all other sums which such Borrower may be required to pay, shall pay to Lender the reasonable and actual attorney's fees of Lender. Borrower shall also be responsible for all reasonable and actual attorneys' fees, costs and expenses that Lender incurs in protecting, preserving, or enforcing its interest in any collateral under the Loan Document.

Section 5.16 Reserved.

Section 5.17 Community; Manufactured Homes. Until the Obligations are paid in full and all other obligations of Borrower to be performed under the Loan Documents shall have been paid and/or performed:

(a) Borrower shall not allow any of the Manufactured Homes to become affixed to the real estate constituting the Premises. Without Lender's prior written consent, Borrower shall not move or remove any Manufactured Homes from the Pad Site upon with such Manufactured Homes are presently located.

(b) Borrower shall take appropriate measures to prevent, and shall not engage in or knowingly permit, any illegal activities at the Premises, including those that could endanger tenants or visitors, result in damage to Borrower's Property, result in forfeiture of the same, or otherwise materially impair the Lien created by any Security Document and any other Loan Documents or Lender's interest in Borrower's Property.

(c) Borrower shall not decrease the number of Pad Sites located on the Premises without the consent of the Lender.

(d) The Community shall at all times be located on the Premises and shall be owned and operated by Borrower.

(e) The Borrower, the Community and the use of the Premises shall comply with all Governmental Requirements applicable to Manufactured Homes and the ownership and management of manufactured home communities, including but not limited to any statutes, rules and regulations pertaining to the construction, installation and maintenance of Manufactured Homes and manufactured home communities, including, but not limited to, Manufactured Home Park Tenancy Act, S.C. CODE ANN. § 27-47-10, et seq. (2020), laws concerning licensing of mobile homes, S.C. CODE ANN. § 31-17-310, et seq. (2020), laws concerning protection of title to and interests in manufactured homes, S.C. CODE ANN. § 56-19-210, 265, and 500, et seq. (2020), and rules and regulations promulgated by the South Carolina Manufactured Housing Board as authorzied pursuant to S.C. CODE ANN. § 40-29-5 – 380 (2020), including, but not limited to S.C. CODE ANN. REGS. 79-1 – 44 (2020), equal opportunity, anti-discrimination, fair housing, environmental protection, zoning, density and land use ("legal, non-conforming" status with respect to uses or structures will be considered to comply with zoning and land use requirements for the purposes of this representation).

(f) All public and private utilities on the Premises shall comply with Governmental Requirements, including code requirements, related to the same.

(g) [Reserved]

(h) The Community shall have approximately the number Pad Sites as set forth in the definition of Community.

(i) The percentage of Manufactured Homes owned by Affiliates of Borrower that are located on the Premises and that are rented by or available for rental by tenants does not exceed twenty-five percent (25%) of the total number of Manufactured Homes located on the Premises.

(j) All Manufactured Homes in the Community shall conform to the requirements of the federal Manufactured Home Construction And Safety Standards of 1974 (42 U.S.C. chap. 70; 24 C.F.R. Part 3280).

(k) Borrower shall not engage in the retail sale or financing of Manufactured Homes.

(l) The Community shall have Community Rules that are appropriate, enforceable, and shall maintain the viability and physical condition of the Community, an updated copy of which shall be delivered to Lender.

(m) There shall be no other agreements between Borrower and a Home Owner other than the Leases and the Community Rules.

(n) In the event that any portion of the Premises is located in an area identified by the Federal Emergency Management Agency (or any successor thereto) as a "Special Flood Hazard Area", Borrower shall provide notice to all tenants of the Premises of such designation.

(o) Borrower shall comply with all laws and regulations applicable to (1) each Home Owner's application to rent a Pad Site, (2) the advertising, soliciting, leasing and making of each Lease, (3) the development, ownership and operation of the Community, including but not limited to the Federal Trade Commission Act and all rules and regulations promulgated thereunder; 24 C.F.R. Part 201 concerning manufactured home location standards; the Equal Credit Opportunity Act and all rules and regulations promulgated thereunder; the Fair Credit Reporting Act and all rules and regulations promulgated thereunder; the Fair Housing Act and all rules and regulations promulgated thereunder; the Real Estate Settlement Procedures Act, and all other applicable Federal, state, and local laws, regulations, rules, and ordinances, as any of the foregoing from time to time may be amended.

(p) All Home Owners of a Manufactured Home located on a Pad Site within the Community shall have executed in favor of Borrower a Lease.

Section 5.18 Leases.

(a) All Leases for Pad Sites by Home Owners, shall be on forms that are customary for similar manufactured home communities in the same geographical location, and contain terms that: (i) are for initial terms of at least 12 months and not more than 2 years (unless otherwise approved in writing by Lender), (ii) list Borrower as the landlord and owner therein, (iii) subordinate the Lease to the mortgage lien of Lender, and (iv) require payment of rents and other amounts payable by Home Owners be payable to Borrower.

(b) All Leases for Pad Sites by Home Owners, shall include a provision requiring that tenants comply with all laws, rules and regulations applicable to manufactured homes and manufactured home communities, including any laws, rules and regulations promulgated by the U.S. Department of Housing and Urban Development and the Community Rules.

(c) All Leases for Pad Sites by Home Owners, shall be bona fide leases made to Home Owners that are required to locate a Manufactured Home thereon.

(d) All Leases for Pad Sites entered into following the Closing Date shall require Home Owners to maintain property damage insurance to ensure the Manufactured Homes are protected from loss or damage from fire and other hazards.

(e) All Leases for Pad Sites shall include a provision that such Leases are governed by the law of the state where the Premises is located.

(f) Promptly upon Lender's request, Borrower shall provide Lender a true and correct copy of each fully executed Lease for Pad Sites and/or Manufactured Homes and all Lease Documents related thereto.

Section 5.19 Financial Covenants. Until the Obligations are paid in full and all other obligations of Borrower to be performed under the Loan Documents shall have been paid and/or performed, Borrower:

(a) Loan to Value. Shall not permit the Loan to Value (as described herein) of the Loan to be at any time greater than eighty percent (80%). **"Loan to Value"** means the outstanding principal amount of the Loan divided by the "as is" appraised value of the Premises (expressed as a percentage), as determined by an appraisal obtained by Lender and paid for by the Borrower, addressed and in form and content satisfactory to the Lender, in compliance with all applicable governmental requirements, and made by a qualified appraiser satisfactory to the Lender.

(b) Debt Service Coverage Ratio. Shall maintain a minimum Debt Service Coverage Ratio (as defined herein) of 1.25:1 for each period during the term of the Loan. All ratios are to be calculated on the twelve (12)-month trailing period ending as of the date of determination, beginning on October 31, 2021, and continuing on the last day of each calendar quarter thereafter. Compliance with this financial covenant shall be verified by Lender and in the event of a material difference between Borrower's calculation of the financial covenant and Lender's determination of the financial covenant, Lender's determination shall govern absent manifest error. In addition to any other remedy herein, should Borrower not maintain a minimum Debt Service Coverage Ratio of 1.25:1 as required herein, then Borrower shall make a principal reduction payment to bring debt coverage above the 1.25:1 minimum. **"Debt Service Coverage Ratio"** means for the applicable annual period, the ratio of the Gross Cash Flow of Borrower, divided by the Debt Service of Borrower, certified by Borrower's manager and verified by Lender. **"Gross Cash Flow"** means, for any period, an amount equal to the sum of (i) Net Income, plus (ii) to the extent deducted in determining Net Income, (A) interest expense, (B) income tax expense, (C) depreciation and amortization, and (D) all other non-cash charges determined in accordance with generally accepted accounting principles, plus (iii) cash contributions by owners, less (iv) distributions to owners. **"Net Income"** means, for any period, the net income (or loss) for such period in accordance with generally accepted accounting principles, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, and (ii) any gains attributable to write-ups of assets. **"Debt Service"** means, for any period, all annual debt service, including principal and interest payments, due on all debt obligations during the applicable period.

ARTICLE VI
NEGATIVE COVENANTS.

Borrower hereby covenants and agrees with Lender that, without Lender's prior written consent, borrower will not:

Section 6.1 Discontinuance of Business; Dissolution; Etc. Discontinue its usual business, or commence to dissolve, wind-up or liquidate itself.

Section 6.2 Acquisitions; Mergers; Disposition of Assets; Dividends and Other Shareholder Distributions; Etc. Make, receive, or obtain any acquisitions or merge or consolidate with or into, or sell, assign, lease, or otherwise dispose of any of its assets (except for obsolete, damaged or unusable assets), other than in the ordinary course of Borrower's present business upon terms standard in

Borrower's industry. For purposes hereof, the declaration or making of any dividend or other shareholder distribution shall be included within the prohibition against disposition of assets contained herein upon the occurrence of an Event of Default.

Section 6.3 Assignment. Assign or transfer any of Borrower's rights, remedies, powers, duties, liabilities or obligations arising under or pursuant to this Agreement or any of the Loan Documents.

Section 6.4 Additional Debt. In addition to the Loan evidenced hereby, incur any additional Debt in excess of $25,000.00 in the aggregate without the prior written consent of Lender.

Section 6.5 Liens. Create, incur, assume or suffer to exist any Lien on the Premises, except the Permitted Liens. Borrower shall remove or cause to be removed any Lien upon the Premises within thirty (30) days of such Lien's creation or existence, except where Borrower promptly and diligently contests in good faith by appropriate proceedings and Borrower has established and funded an account with Lender with adequate reserves therefor in Lender's sole discretion.

Section 6.6 Hazardous Substances. Permit any Hazardous Substances, the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any Governmental Authority, to be unlawfully brought on to or located on any real property owned or leased by Borrower, except in full compliance with all applicable Environmental Laws; and if any such material is brought or found located thereon in violation of any applicable law, it shall be immediately removed, with proper disposal, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such Environmental Laws, and the obligations hereunder with respect to any such materials brought or located thereon while Borrower owned or leased any such real property shall survive any foreclosure. In addition, Borrower shall not enter into any lease or occupancy agreement in connection with the Premises with tenants or occupants whose business is in a frequently polluting industry, including, without limitation, the following: any manufacturing facility, gasoline service station, or automotive repair shop; petroleum refinery; photo developing/processing; junkyard or land fill; printing facility; dry cleaner; any transportation or utility related industry; facility selling, storing, or using farm supplies; pesticides or fertilizers; any hospital, or laboratory; any former military base; any marina.

Section 6.7 Continuous Perfection. Change its name, identity, or corporate structure in any manner which might make any financing statement filed hereunder seriously misleading within the meaning of the UCC.

Section 6.8 Proceeds. Not, directly or indirectly use any part of the proceeds of the Loan (a) for any purpose other than the payoff of existing Debt as otherwise set forth on the closing statement executed by Borrower in connection herewith on the Closing Date, or (b) without limiting the generality of the foregoing, for the purpose of purchasing or carrying any margin stock, or of reducing, retiring or purchasing any indebtedness incurred for such purpose; or take any other action that would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued thereunder, including Regulation U or Regulation X of the Federal Reserve Board, in connection with the transactions contemplated hereby; provided, however, that nothing set forth in this Section or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of the Loan proceeds or any liability on the Lender to any person if the Loan proceeds are not used for the purposes set forth in this Agreement.

Section 6.9 Creation of Subsidiaries, Etc. Create, purchase, or otherwise acquire any Subsidiary, unless such Subsidiary guaranties the Loan in a manner satisfactory to Lender.

Section 6.10 Change of Ownership/Management. Permit any change in the management of Borrower or the Premises or any change in the ownership of Borrower.

Section 6.11 Transactions with Related Persons. Make any loan or advance, purchase, assume or guarantee any note to any of Borrower's officers, members, or affiliates, or to any member of the immediate family of any of Borrower's officers, members, or affiliates.

Section 6.12 Untrue Statements. Furnish Lender any certificate or other document containing any untrue statement of material fact or that omits a material fact necessary to make the same not misleading in light of the circumstances.

Section 6.13 PATRIOT Act; OFAC and other Regulations.

(a) Not itself, and not allow any other Subsidiary or Affiliate of the Borrower or any such Subsidiary or Affiliate or the respective officers, directors, brokers or agents of the same, (1) be or become a Person publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the Office of Foreign Assets Control of the US Department of the Treasury (**"OFAC"**) or that resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs, or publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other applicable law, (2) engage in any dealings or transactions prohibited by, or otherwise violate, any anti-terrorism law, or (3) otherwise become subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b) Remain in compliance in all material respects with all anti-terrorism laws, including without limitation the PATRIOT Act, and ensure that no part of the proceeds of the Loan has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.14 Loss of Use Due To Non-conformance. Borrower shall not allow any part of the Premises or any Pad Site within the Community to be lost or it's use restricted or prevented from being utilized as a manufactured home community or Pad Site within the Community due to a violation of the present legally non-conforming zoning use.

ARTICLE VII
EVENTS OF DEFAULT

Any of the following shall be considered an Event of Default (and shall be considered a Default pending the passage of time, giving of notice or other condition specified below):

Section 7.1 Nonpayment of Principal or Interest. Nonpayment of any installment of principal or interest in accordance with the terms of the Note or of any other monetary obligations hereunder, and such failure is un-remedied within ten (10) days after written notice thereof is given to Borrower.

Section 7.2 Breach of Representation or Warranty. Any representation or warranty made by Borrower or any Guarantor in this Agreement, or in any other Loan Document, or which is contained in any certificate, instrument, document, opinion, financial statement, or other statement regarding the

financial condition or credit standing of Borrower or any Guarantor furnished at any time under or in connection with this Agreement or any Loan Document shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.

Section 7.3 Specific Covenant Default. Failure to perform or observe any term, condition, or covenant contained in Section 5.2, Section 5.3, Section 5.19, or Article 6.

Section 7.4 Other Defaults. Failure to perform or observe any term, condition, or covenant contained in this Agreement or any Loan Document, other than those set forth in Sections 7.1 and 7.3, and the failure or default continues un-remedied for a period of fifteen (15) days after the earlier of (a) the date upon which any officer of Borrower or a Guarantor knew or becomes aware of the failure; or (b) the date upon which written notice thereof is given to Borrower by Lender, provided that Borrower takes prompt corrective action and diligently pursues the same to completion. If the Event of Default cannot be remedied within the fifteen (15) day period, Borrower shall have such additional period of time as is reasonably necessary in which to cure the default if Borrower was diligently pursuing a cure at the end of the fifteen (15) day period and continues to do so therefor; provided, however, such additional period of time shall be no longer than thirty (30) days from the expiration of the initial fifteen (15) day period.

Section 7.5 Bankruptcy or Insolvency. Any of the following shall occur or exist: (a) the appointment of a receiver trustee, custodian, conservator, or liquidator for Borrower, the Premises, or any other Property of Borrower and such appointment is not dismissed within thirty (30) days after such appointment; (b) a filing by Borrower of a voluntary petition in bankruptcy, or a petition seeking reorganization or rearrangement or taking advantage of any debtor relief laws; (c) the filing against Borrower of a petition in any bankruptcy, reorganization, insolvency, conservatorship, receivership or similar proceeding and either (i) Borrower admits the material allegations thereof, or acquiesces therein or fails to contest the same, or (ii) the petition or action is not dismissed or discharged within sixty (60) days following the date of its filing; (d) the entry of any order, judgment or decree by any court of competent jurisdiction adjudicating Borrower as bankrupt or insolvent, and the same is not dismissed within sixty (60) days after the filing of the same, or approving a petition seeking reorganization of Borrower or any arrangement of any of Borrower's debts, including entry of any Order for Relief under Title 11 of the United States Code; (e) an admission by Borrower in writing of its inability, or the failure by Borrower to pay its debts as they become due; (f) the making by Borrower of a general assignment for the benefit of creditors; or (g) the liquidation, termination, or dissolution of Borrower.

Section 7.6 Fire or Casualty. Should the Premises or any of Borrower's Property be materially damaged or destroyed by fire or other casualty, which is not adequately covered by insurance (as determined by Lender) to effect the full and complete repair or restoration of same; provided, however, Borrower shall have fourteen (14) days following written notice from Lender of such determination by Lender to establish and fund an account with Lender with adequate reserves (in excess of any insurance proceeds) in Lender's reasonable discretion to effect the full and complete repair or restoration of the Premises or any of Borrower's Property.

Section 7.7 Litigation. The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against Borrower or any of its assets in excess of $25,000.00, which is not dismissed, discharged, stayed pending appeal or bonded within thirty (30) days after entry and, if bonded, such bond (or a replacement bond) does not continue in effect at all times until such judgment is dismissed or discharged.

Section 7.8 Default on Other Indebtedness. Subject to any applicable grace or cure period, Borrower fails to make any payment due on any Indebtedness, or any event shall occur or any condition shall exist in respect of any Indebtedness of Borrower (including, without limitation, any Indebtedness of

Borrower to Lender), or under any agreement securing or relating to such Indebtedness, the effect of which is a default or event of default thereunder or to cause or to permit any holder of such Indebtedness or a trustee to cause (whether or not such holder or trustee elects to cause) such Indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date of payment.

Section 7.9 Other Loan Documents. Subject to any applicable grace or cure period, a default or Event of Default (as defined therein) shall occur under any other Loan Document.

Section 7.10 Guarantor Defaults. The occurrence of any of the foregoing with regard to a Guarantor, or the death of a Guarantor; provided, however, if the Loan is otherwise in good standing, then Borrower shall have ninety (90) days to provide a substitute Guarantor who shall provide Lender a credit enhancement equal to or greater than the deceased Guarantor in Lender's sole discretion, and who shall have executed a Guaranty in form and substance similar to that executed by the deceased Guarantor.

ARTICLE VIII
REMEDIES OF LENDER

Section 8.1 Acceleration. Upon the occurrence of an uncured Event of Default, Lender shall, at its option, be entitled to, in addition to and not in lieu of the remedies provided for in any of the Loan Documents, declare the entire principal amount of all Obligations then outstanding, including principal, interest, costs, fees and expenses, to be immediately due and payable without presentment, demand, notice of protest, protest, or dishonor or other notice of any default of any kind, all of which Borrower hereby expressly waives; provided, however, that upon the occurrence of an event specified in Section 7.5 herein, all Obligations of Borrower to Lender shall be immediately due and payable in full, without presentment, demand, protest, notice of protest, or dishonor or notice of any kind, and Lender shall be entitled to exercise any and all remedies available by contract, at law or in equity to collect such amounts.

Section 8.2 No Further Advances. Upon the occurrence of an uncured Event of Default, Lender shall, at its option, be entitled to declare any commitments of Lender to advance further sums pursuant hereto to be terminated, whereupon the same shall terminate (provided that upon the occurrence of an event specified in Section 7.5, all commitments shall automatically terminate).

Section 8.3 Waiver; Marshalling. Upon the occurrence of an uncured Event of Default, Lender shall, at its option, be entitled to proceed against Borrower or any Property of Borrower in such order and at such time or times as Lender may in its discretion deem to be in its best interest without liability for loss by reason of delay or its order of proceeding or otherwise. Borrower hereby waives any right to require the marshalling of assets in connection with the exercise of any of the remedies permitted hereunder or by applicable law.

Section 8.4 Right of Setoff. Upon the occurrence of an uncured Event of Default, Lender may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to Borrower (any such notice being expressly waived by Borrower) and irrespective of demand for payment, set off and apply any and all deposits in the operating deposit account established by Borrower and related to or arising from the Premises at any time held by Lender, and any other indebtedness at any time owing by Lender, to or for the credit or the account of Borrower, against any or all of the Obligations now or hereafter existing, whether or not such Obligations have matured. Lender agrees to notify Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 8.5 Appointment of Receiver. Upon the occurrence of an uncured Event of Default, Lender shall, at its option, be entitled to appoint a receiver to collect any income from Borrower's Property

without consideration for the value of the same or the solvency of any Person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Obligations and interest thereon; and Lender, at its option, shall have the right to do the same without the appointment of a receiver.

Section 8.6 Remedies under UCC; Other Loan Documents. Upon the occurrence of an uncured Event of Default, Lender may also exercise any and all rights and remedies afforded by the UCC, both at law and in equity, and by any and all other Loan Documents, including without limitation the Security Documents.

Section 8.7 Lender's Performance of Borrower's Covenants and Duties. Should any covenant, duty or agreement of Borrower fail to be performed in accordance with its terms hereunder, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of Borrower. Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure by Lender until paid; provided, however, that Lender does not assume and shall not have, except by express written consent of Lender, any liability for the performance of any duties of Borrower under this Agreement or under the other Loan Documents.

Section 8.8 No Waiver. The acceptance by Lender at any time and from time to time of partial payment of the Note shall not be deemed to be a waiver of any Default or Event of Default then existing. No delay or omission by Lender to exercise any right, power, or remedy accruing to Lender upon any breach or default of Borrower under this Agreement or the other Loan Documents shall impair any such right, power, or remedy of Lender, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof, or the exercise of any other right or power of Lender under this Agreement or the other Loan Documents; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, or be deemed to be a continuing waiver. Any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Agreement or the other Loan Documents, or any waiver on the part of Lender of any provision or condition of this Agreement or the other Loan Documents, must be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 8.9 Remedies of Lender Cumulative. All rights and all remedies available to Lender hereunder or under the other Loan Documents shall be cumulative and in addition to all other rights and remedies granted to Lender by contract, at law or in equity, and may be exercised from time to time, and as often as may be deemed expedient by Lender, whether the Note is due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure or other action in connection with this Agreement or the other Loan Documents.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Third Parties. All conditions of Lender's obligations hereunder are imposed solely and exclusively for the benefit of Lender, its successors and assigns. No other Person shall have standing to require satisfaction of such conditions in accordance with their terms, or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of the terms and conditions hereof, and no other person or entity shall, under any circumstance, be deemed to be a beneficiary of such conditions, any and all of which may be waived in whole or in part by Lender at any time and from time to time, in its sole discretion. Borrower shall indemnify Lender from any liability,

claims or losses resulting from the disbursement of the proceeds of the Loan and whether arising during or after the term of this Agreement. The foregoing provision shall survive the term of this Agreement and the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liabilities, claims, or losses exists. Borrower has represented, and Lender has expressly relied upon such representation, that Borrower has negotiated with Lender solely for a loan of money and not for administrative, technical, legal, financial or architectural advice or expertise.

Section 9.2 Successors and Assigns. All of Lender's rights and remedies hereunder shall inure to the benefit of its successors and assigns. All of the duties and obligations of Borrower hereunder shall bind Borrower and Borrower's respective successors. Except upon Lender's prior written consent, Borrower may not assign their rights or delegate their duties hereunder, and any attempt at such assignment or delegation shall be void. Lender reserves the right to assign its rights and remedies and delegate its duties hereunder.

Section 9.3 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 9.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all previous negotiations, discussions and agreements between the parties with respect to the subject matter hereof including, without limitation, any commitment letter between Borrower and Lender, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary the terms hereof. Neither this Agreement nor any term or provision hereof may be amended, waived, discharged or terminated orally, but only by a writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

Section 9.5 Nature of Commitment. With respect to each disbursement or advance hereunder, the Lender's obligations to make such disbursement or advance shall be deemed to be pursuant to a contract to make a loan or extend debt financing or financial accommodations to Borrower within the meaning of Sections 365(c)(2) and 365(e)(2)(B) of the Bankruptcy Code of the United States of America, 11 U.S.C. § 101 et seq., or any subsequent bankruptcy legislation in effect during the term of this Agreement.

Section 9.6 Waivers. As provided in T.C.A. Section 47-50-112, no custom, conduct, action or course of dealing on the part of Lender, its officers, employees, consultants, or agents, nor any failure or delay by Lender with respect to exercising any right, power, or privilege of Lender under the Note, this Agreement, or any other Loan Document shall operate as a waiver thereof, except as otherwise provided in this Agreement. Lender may from time to time waive any requirement hereof, including any of the Conditions Precedent, but no waiver shall be effective unless in writing and signed by Lender. The execution by Lender of any waiver shall not obligate Lender to grant any further, similar, or other waivers.

Section 9.7 Choice of Law; Jurisdiction/Venue. This Agreement and the other Loan Documents have been negotiated, made, executed and delivered in Knoxville, Tennessee. The validity and construction of this Agreement and the other Loan Documents shall be governed by and construed in all respects in accordance with the laws of the State of Tennessee. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE AND ALL OF THE STATE COURTS SITTING IN KNOX COUNTY, TENNESSEE. FURTHER, BORROWER AGREES THAT THE EXCLUSIVE VENUE FOR ANY LITIGATION

REGARDING THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE WITH COURTS SITTING IN KNOX COUNTY, TENNESSEE.

Section 9.8 **Time.** TIME IS OF THE ESSENCE WITH REGARD TO EACH AND EVERY PROVISION HEREOF.

Section 9.9 **Notice.** All notices required or allowed to be given hereunder shall be in writing, and shall be personally delivered, or sent by Federal Express or other recognized overnight express courier service, or sent by United States Mail, first-class, postage prepaid, certified with return-receipt requested, addressed to the party to whom such notice is given as follows:

TO LENDER:

Vanderbilt Mortgage and Finance, Inc.
500 Alcoa Trail
Maryville, Tennessee 37804
Attention: Commercial Lending Division

With a copy to:

Bolder, pllc
504 Old Tavern Circle
Knoxville, Tennessee 37934
Attention: Jake Kraemer

TO BORROWER:

Hidden Oaks MHP LLC
GVEST Hidden Oaks Homes, LLC
136 Main Street
Pineville, NC 28134
Attention: Raymond M. Gee

With a copy to:
Pierce & Howell, PLLC
2303 W. Morehead St., Suite 200
Charlotte, NC 28208
Attn: Tyler L. Pierce

Any such notice shall be deemed to be given, if personally delivered, on the date such notice is personally delivered to the address set forth above for the party to whom such notice is given; if sent by Federal Express, or other recognized overnight express courier service, on the date said notice is dispatched or deposited with said courier service, all charges prepaid, addressed as herein provided; and, if mailed, on the date said notice is deposited in the United States Mail, first-class, postage prepaid, certified with return-receipt requested, addressed as herein provided. Any party may change the address to which notices hereunder are to be sent by giving written notice thereof to the other parties as set forth herein.

Section 9.10 **Counterparts; Electronic Transmission.** This Agreement may be executed in one or more counterparts, each of which will be deemed an original document, but all of which will constitute a single document. The parties agree that if a paper original of this Agreement executed by one or more of the parties is sent by electronic transmission (an "**Executed Copy**") (i) the Executed Copy shall be treated in all respects as a paper original of this Agreement executed by the same parties whose signatures appear on the Executed Copy and (ii) the Executed Copy shall have the same binding and legal effect as a paper original of this Agreement executed by the same parties whose signatures appear on the Executed Copy. At the request of any party who receives an Executed Copy, this Agreement shall be re-executed by

the parties who signed the Executed Copy and the executed paper original Agreement shall be sent to the requesting party by any method permitted herein other than by electronic transmission. Each of the parties further agree that it will not raise the transmission of this Agreement or the Executed Copy by electronic transmission as a defense in any proceeding or action in which the validity of this Agreement is at issue and hereby forever waives such defense. **"Electronic transmission"** means any form of communication, such as facsimile or email, not directly involving the physical transmission of actual paper, which creates a record (including, without limitation, a .PDF file) of the actual paper that may be retained, retrieved, reviewed and printed by the recipient.

Section 9.11 Relationship of Lender and Borrower. Lender and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in the other Loan Documents, nor the consummation of the transactions contemplated herein or therein, shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by or between Lender and Borrower, or to create a relationship between Lender and Borrower other than that of creditor and debtor, or to cause Lender to be liable or responsible in any way for the actions, liabilities, debts, or obligations of Borrower.

Section 9.12 Distribution of Information. Borrower hereby authorizes Lender, as Lender may elect in its sole discretion, to discuss with and furnish to any affiliate of Lender, to any government or self-regulatory agency with jurisdiction over Lender, or to any participant or prospective participant, all financial statements, audit reports and other information pertaining to Borrower whether such information was provided by Borrower or prepared or obtained by Lender or third parties. Neither Lender nor any of its employees, officers, directors or agents make any representation or warranty regarding any audit reports or other analyses of Borrower, which Lender may elect to distribute, whether such information was provided by Borrower or prepared or obtained by Lender or third parties, nor shall Lender or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in such reports or analyses or relating thereto.

Section 9.13 Jury Trial Waiver. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER ACKNOWLEDGES THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

Section 9.14 Waiver of Certain Damages. In any action to enforce this Agreement, the Note or any other Loan Document, Borrower hereby irrevocably and unconditionally waives any and all rights under the laws of any state to claim or recover any special, exemplary, punitive, consequential or other damages other than actual direct damages.

Section 9.15 Participation. Lender shall have the right to enter into one or more participation agreements with one or more participating lenders approved by Lender on such terms and conditions as Lender shall deem advisable.

Section 9.16 Errors and Omissions. The parties agree that if any Loan Document contains any typographical errors or misstates or inaccurately reflects the true and correct terms and provisions of the agreement of the parties with respect to the Loan and the misstatement or inaccuracy is due to unilateral mistake on the part of any party, mutual mistake on the part of the parties or simple clerical error, or if any essential documents are not included with the legal instruments evidencing and securing the Loan, or if through error, oversight or omission of Lender or any third party there exists an error or omission in any documentation arising, existing, or created by or in connection with any aspect of Lender's processing, documenting or closing the Loan, or if any deficiency in any such documentation exists with respect to any requirements of any present or future actual investor in the Loan, then in such event, the parties agree that, upon request by Lender, and in order to correct such clerical error, misstatement, inaccuracy or omission, the parties shall execute such new or additional documents and instruments and initial such corrected original documents as Lender may deem necessary to remedy said inaccuracy, mistake or omission.

Section 9.17 Term of this Agreement. This Agreement shall be binding on Borrower so long as any portion of the Obligations described herein remains outstanding, provided and except, Borrower's representations, warranties, and indemnity agreements shall survive the payment in full of the Obligations.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Loan Agreement as of the date first set forth above.

BORROWER:

HIDDEN OAKS MHP LLC

By: Manufactured Housing Properties Inc., a Nevada corporation, its Sole Member

By: ______________________
Michael Z. Anise, President

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

Before me, the undersigned, a Notary Public of said County and State, personally appeared **Michael Z. Anise**, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of Manufactured Housing Properties Inc., a Nevada corporation, which is the Sole Member of **HIDDEN OAKS MHP LLC**, a South Carolina limited liability company, the within named Borrower, and that he in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Borrower in such capacity.

Witness my hand and seal, this 27 day of August, 2021.

Janalyn M Bailey
Notary Public

My Commission Expires: 03/25/2024

JANALYN M BAILEY
Notary Public - North Carolina
Mecklenburg County
My Commission Expires Mar 25, 2024

GVEST HIDDEN OAKS HOMES, LLC

By: ______________________
Raymond M. Gee, Manager

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

Before me, the undersigned, a Notary Public of said County and State, personally appeared **Raymond M. Gee**, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Manager of **GVEST HIDDEN OAKS HOMES, LLC**, a Delaware limited liability company, the within named bargainor, and that he in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the bargainor in such capacity.

Witness my hand and seal, this 27 day of August, 2021.

Janalyn M Bailey
Notary Public

My Commission Expires: 03/25/2024

JANALYN M BAILEY
Notary Public - North Carolina
Mecklenburg County
My Commission Expires Mar 25, 2024

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Loan Agreement as of the date first set forth above.

LENDER:

VANDERBILT MORTGAGE AND FINANCE, INC.

By: ______________________
Name: Simon Hughes
Title: VP Operations

Schedule 4.20
RENT ROLL

(see attached)

Rent Roll - September, 2021
Hidden Acres MHP
09/08/2021

Property	Tenant	Moved In	Lease Exp	Bed/Bath	Deposit	Rent	Balance
Hidden Acres MHP, 101	LUNA RIDDLE	11/1/2007	5/1/2020	1/1	400	525	0
Hidden Acres MHP, 102	SHAMECA HUGUENIN	9/12/2019	7/31/2020	2/1	1,250.00	625	0
Hidden Acres MHP, 103	DOWN UNIT						
Hidden Acres MHP, 104	CARLOTTA WILLIAMS	4/13/2018	3/30/2019		500	595	0
Hidden Acres MHP, 105	LAURA WILLIAMS	8/17/2020	8/16/2021	1/1	625	625	0
Hidden Acres MHP, 106	RANDOLF ENYERT	11/15/2018	10/31/2019	2/2	500	565	565
Hidden Acres MHP, 107	VERONICA BEST	5/1/2021	4/30/2022	2/2	700	700	0
Hidden Acres MHP, 108	JOSHUA OTT	12/30/2020	12/29/2021	3/2	750	750	2250
Hidden Acres MHP, 109	RUDOLF ENYEART	7/10/2019	5/1/2020		500	535	0
Hidden Acres MHP, 110	JOE WILSON	1/31/2019	1/31/2020		500	595	0
Hidden Acres MHP, 111	THOMAS MARTIN	5/8/2018	5/1/2020		500	595	-595
Hidden Acres MHP, 112	HILDA MATHIS	4/1/2014	5/31/2015		400	550	0
Hidden Acres MHP, 113	MICHAEL SMITH	6/3/2021	6/2/2022	2/1	950	725	0
Hidden Acres MHP, 114	EMILY VAUGHAN	9/1/2020	9/3/2021	3/1.5	750	750	0
Hidden Acres MHP, 115	BLAINE BERGER	5/19/2021	5/18/2022	2/1	950	700	-1470
Hidden Acres MHP, 116	DELORES SNELGROVE	12/1/2009	5/31/2019		0	550	209
Hidden Acres MHP, 117	VACANT LOT						
Hidden Acres MHP, 118	ROBERT CLEMENTS	6/10/2006	5/31/2020		400	550	0
Hidden Acres MHP, 119	CURTIS HAYNES	9/29/2016	5/31/2019		500	525	0
Hidden Acres MHP, 120	VACANT						
Hidden Acres MHP, 121	VACANT LOT						
Hidden Acres MHP, 122	OTIS JONES	3/1/2017	5/1/2020		500	625	-625
Hidden Acres MHP, 123	VACANT LOT						
Hidden Acres MHP, 124	SHANTE KHRUMAH	7/1/2020	6/30/2021	3/1	725	725	-725
Hidden Acres MHP, 125	JASON LONDINO	5/15/2020	5/14/2021	2/1	1,250.00	625	-1500
Hidden Acres MHP, 126	ANTHONY & ALESHA HANSON	4/25/2019	6/1/2020		500	625	0
Hidden Acres MHP, 127	MICHAEL & BRITTANY HYDE II	3/11/2020	3/11/2021		1,350.00	675	0
Hidden Acres MHP, 128	VACANT LOT						
Hidden Acres MHP, 129	RICHARD MORRIS III	9/4/2018	8/31/2019		500	565	0
Hidden Acres MHP, 130	TRACY SCHWEDES	9/19/2012	5/1/2020		400	550	0
Hidden Acres MHP, 131	VACANT LOT						
Hidden Acres MHP, 132	TARIK KHRUMAH	6/12/2020	5/31/2021	3/2	750	750	-1400
Hidden Acres MHP, 133	SHIRLEY RUSHING	8/7/2006	5/1/2020		400	525	0
Hidden Acres MHP, 135	MALIK HART	6/19/2020	6/18/2021	3/2	500	700	0
Hidden Acres MHP, 137	LASHAUNA GOODWIN-WILLIAMS	5/15/2021	5/14/2022	3/2	800	800	0
Hidden Acres MHP, 139	TERESA TREADAWAY	8/24/2017	5/1/2020		500	625	0
Hidden Acres MHP, 141	MILES GIGER	8/22/2019	5/31/2020	3/2	1,500.00	725	-525
Hidden Acres MHP, 143	MARIA ROSALES	11/7/2006	5/1/2020		400	595	0
Hidden Acres MHP, 145	VACANT LOT						
Hidden Acres MHP, 147	ASHLEY EVANKOVICH	5/15/2020	5/14/2021	3/2	725	725	-1522.5
Hidden Acres MHP, 149	EMILY GOTTLIEB	2/21/2018	5/31/2019		500	625	-83.42
Hidden Acres MHP, 151	ANTHONY (SCOTT) MOUNT	9/26/2019	9/30/2020	3/2	1,500.00	750	-2,825.00
Hidden Acres MHP, 153	VACANT LOT						
1337 PINE STREET	DOUBLE WIDE W/ WELL SYSTEM			3/2			
					22,975.00	21,670.00	-8246.92

Schedule 4.21
MANUFACTURED HOMES

(see attached)

HIDDNE ACRES - PARKED OWNED INVENTORY

#	Lot #	VIN #	Title #	Year	Make	Model	Dimensions	Size (SF)
1	101	260-2-4078	0620366586381	1974	Panoramic	60x12	60 x 12	720
2	102	H31427G	0620366586548	1980	Echo	H314	70 x 14	980
3	103	64045SCX11	0620366586613	1972	Town & Country	6404	65 x 12	780
4	104	GI9171	0620366586738	1993	Giles	Kentuc	65 x 14	910
5	105	GDWGA048320937	0620366586910	1983	Tser	GD	50 x 12	600
6	106	201983	0620366586977	1975	Criterian	12x70	65 x 12	780
7	107	NCWI411647	0620366587199	1981	Winston	Sherwood	70 x 14	980
8	108	HONC57014CK3511827	0620366587520	1990	Freedom	Honc	70 x 14	980
9	109	CH182155NC	0620366587686	1982	Craftsman	76x14	70 x 14	980
10	110	GDWSGA2C8533654	0620366587843	1985	Oakwood Statler	DDWSG	70 x 14	980
11	111	KBTXSN9801738	0620366588007	1979	Wayside	KBTX	65 x 14	910
12	112	HONC17014CK2122039	0620366588247	1987	Oakw	Speci	70 x 14	980
13	113	H40841G	0620366588445	1985	Horton	H408	65 x 12	780
14	114							
15	115	M10511	0620366742372	1971	Schultz	M105	65 x 12	780
16	116	ALS25936	0620366743156	1989	Sunshine	2+2	70 x 14	980
17	118	VAFL1AD47197826	0620366743974	1984	Sandpiper	VAFL	70 x 14	980
18	119	60L50012	0620366744501	1974	Dalrington	Deerfield	65 x 12	780
19	120	4948147489	0620366588635	1984	Titan	49481	70 x 14	980
20	122	GMHGA236957398	0620366745748	1996	Gene	Comman	80 x 16	1,280
21	124	13811491	0620366746084	1986	Kirkwood	1381	70 x 14	980
22	125	GDWSGA14816746	0620366746423	1981	Guerdin	GDWS	65 x 12	780
23	126	LHSC517971023	0620366746738	1997	Gene	Senato	80 x 16	1,280
24	127	13819837	0620366747132	1990	Redmond	KirkW	60 x 14	840
25	129	B77514	0620366747462	1983	Brigadeer	B775	70 x 14	980
26	130	LHSC527981672	0620366747868	1999	Gove	S1362	70 x 14	980
27	132	14901944	0620366748270	1999	Redmond	14901	80 x 16	1,280
28	133	HONC03310760	0620366748544	1996	Okawood	Honc	70 x 14	980
29	135	H204275G	0620366748783	1997	Horton	Summit	80 x 16	1,280
30	137	H202866G	0620366586845	1996	Horton	MIR	80 x 16	1,280
31	139	GAFLV07A39803W212	0620366587538	1997	Weston	2663B	70 x 14	980
32	141	HONC03311289	0620366588015	1996	Oakwood	Honco03	80 x 14	1,120
33	143	CAL57566	0620366588429	1997	Crimson	Cust	80 x 16	1,280
34	147	PSHGA20046	0620366588809	1997	Peachstate	Bay	80 x 16	1,280
35	149	QHIAL06333	0620366589237	1993	Chandeiueur	065	80 x 16	1,280
36	151	CLR017184TN	0620366589575	2000	Clayton	CLR01	52 x 28	1,456
37	1337 Pine St	MHG864A&B	0620366586316	1979	Mascot	MHG864	70 x 24	1,680

37